Exhibit 10.1(b)
Chicago Bridge & Iron 1997 Long-Term Incentive Plan
Agreement and Acknowledgment of Performance Share Grant
     This Agreement and Acknowledgment (the “Agreement”) between you and the Committee (the “Committee”) for the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the “Plan”) states the terms of, and your rights concerning, Performance Shares hereby awarded to you pursuant to the Plan.
     The attached copy of the Plan as amended (which is incorporated in this Agreement by this reference) describes your rights and the conditions and limitations affecting those rights. Together, the Plan and this Agreement state all of the rights and obligations of the parties concerning this Performance Share Award. If there is any inconsistency between this Agreement and the Plan, the Plan shall govern. Unless defined otherwise, all capitalized terms used in this Agreement shall have the same meaning as used in the Plan.
Overview of Your Performance Shares
1.	Number of Performance Shares Granted: ___

The number of Performance Shares issued is subject to adjustment as provided below under “Performance Share Adjustments.”

2.	Date of grant: ___

3.	Performance Periods:

_______________

_______________

_______________

Performance Target:

Earnings per Share (income from continuing operations per diluted share, excluding special charges, as reported to shareholders) (“EPS”) in each Performance Period as noted in Paragraph 5(b).

4.	Performance Share Adjustments:
          (a) The number of target Shares for you for each Performance Period will be one-third of the number of Performance Shares specified in item 1. You will be awarded that number of Shares at the end of each Performance Period if EPS in that Performance Period equals target EPS.
          (b) If EPS in a Performance Period exceeds or falls short of target EPS, you will be awarded a number of Shares at the end of that Performance Period determined under the following table by applying the “payout percentage” determined by Performance Period EPS to your target shares for such Performance Period, with the “payout percentage” for EPS between table amounts determined by linear interpolation.

	Minimum						Maximum -
	___% of			Target			___% of
EPS Range	Target			EPS			Target
Payout Percent	—%		—%	—%		—%	___ %
___	$ ___	$	___	$ ___	$	___	$ ___
          (c) No Shares will be issued for any Performance Period if the EPS for that year is less than ___% of target EPS as noted for each year. A maximum of ___% of the number of target shares will be issued for any Performance Period if the EPS for that year is equal to or greater than ___% of target EPS as noted for each year.
5.	Vesting:
Shares earned based on EPS performance and not otherwise forfeited as provided below upon termination of employment are 100% vested as of the end of the applicable Performance Period.
Other Terms and Conditions
     1. Termination of Employment.
          If your employment with the Company or any of its Subsidiaries or affiliated companies terminates during the Performance Period, your Performance Shares which are not then vested shall be forfeited as of the date of your termination of employment. Notwithstanding the foregoing, if that termination of employment is a result of death, Retirement (as defined below), Disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee) during a Performance Period in which the Performance Shares are earned based on EPS for that Performance Period, then such earned Performance Shares shall be awarded and vest as of the end of that Performance Period upon the certification by the Committee that Performance Shares are earned.
          For purposes of this Agreement, “Retirement” shall mean a termination of employment that is a “Retirement” as defined in the Plan but only if such termination of employment also is (i) not the result of an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, (ii) not to enable your taking employment with a company engaged in the engineering or design, materials procurement, fabrication, erection, repair, or modification of steel tanks or other steel plate structures and associated systems unless such employment has the prior written approval of the Committee, and (iii) upon advance written notice to the Committee and agreement on such terms and conditions which the Committee in its sole discretion deems appropriate to achieve a smooth transition of duties.
     2. Manner of Payment
          Performance Shares will be issued to you as soon as practicable after the Committee has certified the number of Performance Shares earned for the Performance Period.

     3. Dividends and Voting
          If Performance Shares are earned as of the end of a Performance Period and:
          (a) cash dividends are paid on such Shares after the end of the Performance Period but before the Shares are issued (or cash in lieu of Shares is paid) to you, the Company will pay you at the time the Performance Shares are issued (or cash in lieu of Shares is paid) an amount equal to such cash dividends;
          (b) dividends in Shares are paid on such Shares after the end of the Performance Period but before the Shares are issued (or cash in lieu of Shares is paid) to you, the Company will issue you at the time the Performance Shares are issued (or cash in lieu of Shares is paid) additional Shares (or cash equal to the Fair Market Value of Shares as of the date immediately preceding the date of distribution) representing such dividends.
No Shares or cash amount will be issued or paid in respect of dividends paid during or before the Performance Period in which the Performance Shares are earned. Shares may not be voted unless and until actually issued to you following the applicable Performance Period.
     4. Share Restrictions
     Shares issued to you shall not be restricted except for such limitations on transferability as may be imposed by applicable law.
     5. Change of Control
     The provisions of Article XIII of the Plan (“Change in Control”) will apply unless the Change in Control results from a Growth Transaction. A “Growth Transaction” is the issuance of Shares by the Company to a person (a “Transaction Owner”) as consideration for the purchase by the Company directly or indirectly of ownership interests or assets of a business or as part of an arrangement for financing the purchase by the Company directly or indirectly of ownership interests or assets of a business, or the sale of such Shares by a Transaction Owner (or a third party who acquired such Shares from the Transaction Owner) to another Transaction Owner or third party, provided in either case that the acquiring Transaction Owner or third party is subject to an agreement (a “Shareholder Agreement”) between the Company and such person that limits the ability of such person and its affiliates to obtain and exercise control over the management and policies of the Company. However, a “Growth Transaction” will not include any transaction that would remain a “Change in Control” as defined in Section 2.7 of the Plan if “66.5%” were substituted for “25%” in subsection 2.7(a) of the Plan. If a Growth Transaction occurs or has occurred, a Change in Control shall be deemed to occur if the acquiring Transaction Owner or third party materially breaches the Shareholder Agreement entered into in connection with the Growth Transaction.
     If you have a separate agreement with the Company providing for the treatment of your Performance Shares upon a Change in Control, that agreement will govern to the extent that treatment is more favorable to you than the provisions of this Section.
6. Limitations of Other Law
     In the event that applicable law of any jurisdiction other than the United States and its possessions may, as determined in the sole discretion of the Committee, limit, impede, restrict or prohibit any issuance of Performance Shares pursuant to the Plan or this Agreement, or the full intent and purpose of any such grant, due to the location of your employment, residency or citizenship as of the date of this Agreement, then this Agreement shall, in the sole discretion of the Committee, be amended to the extent necessary, or rescinded, to comply with any such law.
     7. Retention Options
          If your Performance Shares vest while you are actively employed by the Company or any of its Subsidiaries or affiliated companies, you shall automatically be granted Options (“Retention Options”) on the following terms and conditions to purchase a number of Shares of the Company’s common stock equal to 40% of the number of Performance Shares that vest.
          (a) The Option Grant Date is the date that the respective Performance Shares vest. The Option Price is the closing price of the Shares on the Grant Date.
          (b) The vested Performance Shares issuable to you are called the “Retention Shares.” If you have elected to have the Company retain Shares to cover required tax withholding, the net Shares issuable to you are the Retention Shares. The Retention Shares will be credited to an account set up for the participant at Salomon Smith Barney in Chicago.
          (c) The Retention Options that have not terminated earlier as provided in subsection (d) will vest and become exercisable seven (7) years from Grant Date. However, vesting will be accelerated to three (3) years from Grant Date if as of that date all of the Retention Shares are still (and have continuously been) held by the you, except for the following permitted transfers:
          (1) You may transfer of all or part of the Retention Shares by gift to a Permitted Transferee. For this purpose a “Permitted Transferee” is any one or more of (i) your spouse, (ii) your lineal descendants, (iii) your lineal ancestors, (iv) the spouses of your lineal descendants or lineal ancestors, (v) a trust all the beneficiaries of which are yourself or persons described in clauses (i) through (iv), or (vi) a family partnership all the partners of which, are yourself or persons described in clauses (i) through (iv). A Permitted Transferee need not retain the Retention Shares, but you will not be entitled to acceleration of exercise of your Retention Options if a Permitted Transferee disposes of the Retention Shares, other than by gift to another Permitted Transferee, before the third (3rd) anniversary of the Date of Grant. The Committee may require transferred Retention Shares to be maintained in an account for the Permitted Transferee at Salomon Smith Barney.
          (2) You or your Permitted Transferee may sell or otherwise dispose of the Retention Shares after a termination of your employment with the Company if, but only if, that termination of employment is a result of death, Retirement, Disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee) (a “Regular Termination”).
          (d) The Retention Options will terminate 10 years from the Grant Date (the “Option Term”) and will terminate earlier upon or following certain terminations of employment with the Company or any of its Subsidiaries or affiliated Companies, depending on the circumstances of the termination of employment, as follows:

               (1) If your employment terminates during the Option Term other than by a Regular Termination, your Retention Options (whether or not they have yet become exercisable under subsection (c)) will terminate on your termination of employment.
               (2) If your employment terminates during the Option Term by a Regular Termination, your Retention Options that are not then vested and exercisable will be vested and will become exercisable after termination of employment as provided in subsection (c) above unless sooner terminated under (3), (4) and (5) below.
               (3) If your employment terminates during the Option Term by reason of death, or Disability which does not qualify as Retirement, your Retention Options will terminate one year after the date of death or Disability (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term;
               (4) If your employment terminates during the Option Term by reason of Retirement, your Retention Options will terminate five years after the date of such Retirement (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term;
               (5) If your employment terminates during the Option Term due to dismissal for the convenience of the Company, other than an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, your Retention Options will terminate three months after the date your employment terminates (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term.
          (e) You may exercise your Retention Options only in a manner and at a time in accordance with procedures adopted by the Committee in accordance with the Plan. During your lifetime, your Retention Options shall be exercisable only by you or your Permitted Transferee. You may not assign or transfer any interest in your Retention Options, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution, or by designation of a beneficiary in accordance with the provisions of the Plan, or by gift to a Permitted Transferee in accordance with procedures approved by the Committee.

Committee for the
Chicago Bridge & Iron
Long-Term Incentive Plan

Please acknowledge your designation by the Committee to participate in the Plan and this Agreement, and your agreement to abide by the provision of the Plan and this Agreement, by signing below and promptly returning a copy of the entire agreement including this page in the enclosed envelope to the attention of Sally Humphrey, Plainfield Human Resources by Friday, May 6, 2005.
Agreement and Acknowledgment
By signing a copy of this Agreement and returning it to Chicago Bridge & Iron Company, I acknowledge that I have read this Agreement and the Plan, and that I fully understand all of my rights and obligations under this Agreement and the Plan, as well as all of the terms and conditions which may affect my receipt of Performance Shares. Without limiting the generality of the preceding sentence, I understand that my right to receive Performance Shares is conditioned upon my continued employment with Chicago Bridge & Iron Company or its eligible Subsidiaries or Affiliates through the end of the applicable Performance Period as set forth above in this Agreement and the Plan.

Participant
Date:____________________________